Project Ranger Presentation to Board of Directors April 26, 2007

The following pages contain material provided to the Board of Directors of Ranger Inc. ("Ranger" or the "Company") by Wachovia Securities on a confidential basis. The accompanying material was not compiled or prepared with a view toward public disclosure under state or federal securities laws or otherwise, and may not be used for any other purpose or relied on by any third party. The accompanying material was not prepared for use by readers not as familiar with Ranger as the Board of Directors of Ranger and, accordingly, neither Ranger nor Wachovia Securities nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than Ranger. The information contained in the accompanying material was obtained from Ranger and other sources. Any estimates and projections contained herein have been prepared or adopted by the management of Ranger, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations. There is no assurance that such estimates and projections will be realized. Wachovia Securities assumes no responsibility for such estimates and projections or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or should be relied upon as, a representation, whether as to the past, the present or the future. In preparing the accompanying material, Wachovia Securities relied upon the accuracy and completeness of all financial and other information, including accounting, tax and legal information, and Wachovia Securities did not assume any responsibility for any independent verification of such information and relied upon the assurances of the management of Ranger that it is not aware of any relevant information that has been omitted or that remains undisclosed to Wachovia Securities. Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. Wachovia Securities and its affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business, for which Wachovia Securities and such affiliates receive customary fees. In the ordinary course of its trading and brokerage activities, one of Wachovia Securities' affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the account of customers, in the securities or options or other derivatives relating to the securities of any party to a transaction. Wachovia Securities and its affiliates do not provide tax, accounting or legal advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Wachovia Securities or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties. Each taxpayer should seek advice from an independent tax advisor. Wachovia Securities does not have any obligation to update or otherwise revise the accompanying material. Disclaimer

Executive Summary Financing Alternatives M&A Market and Process Update Buyer Profiles Indicative Timelines Table of Contents

Project Ranger Coverage Team

Dedicated Team of Senior Bankers

Healthcare Investment Banking

John Hudson
Managing Director
Head of Healthcare Group
704-383-0312
john.hudson@wachovia.com

James Hill
Managing Director
704-383-6234
james.hill@wachovia.com

Kerr Robertson
Vice President
704-374-6606
kerr.robertson@wachovia.com

Darin Mullis
Associate
704-715-4361
darin.mullis@wachovia.com

Dan Harknett
Analyst
704-715-7215
daniel.harknett@wachovia.com

Leveraged Finance & High Yield Capital Markets

David Gillespie
Managing Director
704-383-6392
david.gillespie@wachovia.com

Peter DiLullo
Managing Director
212-214-8222
peter.dilullo@wachovia.com

Rob Rechkemmer
Vice President
704-715-7975
robert.rechkemmer@wachovia.com

Amanda Upton
Analyst
704-715-4216
amanda.upton@wachovia.com

Mergers & Acquisitions

Stuart White
Managing Director
Head of Healthcare M&A
704-715-7545
stuart.white@wachovia.com

Nathan Myers
Vice President
212-214-5428
nathan.myers@wachovia.com

Andrew Halverstam
Associate
704-715-9175
andrew.halverstam@wachovia.com

Cameron Lord
Analyst
212-214-8413
cameron.lord@wachovia.com

Equity & Equity-Linked Capital Markets

Equity

Carol Schafer
Managing Director
212-214-6387
carol.schafer@wachovia.com

Andrew Goldberg
Vice President
212-214-6391
andrew.goldberg@wachovia.com

Convertible Origination

Wade Canter
Director
212-214-6377
wade.canter@wachovia.com

Marc Tunick
Vice President
704-715-9953
marc.tunick@wachovia.com

WACHOVIA SECURITIES
Project Ranger ■ 3

Executive Summary

Executive Summary Wachovia is pleased to meet with Ranger's Board of Directors to discuss financial and strategic opportunities available to the Company. Current strong market conditions provide the Company with several attractive financing alternatives. New high yield or convertible note to recapitalize the Company with a more permanent tranche of capital. New equity issuance to reduce leverage. Alternatively, Ranger could pursue a share buyback as a means to generate shareholder value. In addition, Wachovia has contacted a number of potential financial and strategic buyers. Publicly available information only. Communicated that Ranger is evaluating all options in the normal course of business. Wachovia has received a significant amount of positive feedback concerning Ranger, the industry and the management team. Indications of interest range from $34 to $40 per share. Among the reasons some parties did not submit a bid, the most common issues/concerns include: Valuation. Reimbursement risk. Capital expenditure requirements. Executive Summary

Financing Alternatives

Overview Financing Alternatives Wachovia believes Ranger is well positioned to pursue a variety of appealing capital markets alternatives. Refinancing alternatives to term out existing senior credit facilities include: High yield. By locking in long-term capital at historically attractive rates through a high yield issuance, the Company preserves its bank debt capacity to meet future capital needs. Convertible debt. Equity-linked component allows for relatively low interest rates as compared to other debt alternatives. Subordinated structure would preserve senior debt capacity. Equity follow-on offering. Increase debt capacity for future acquisitions. Increase the float and broaden institutional ownership base. Recapitalization alternatives. Pursue stock buyback as a means to deliver shareholder value. Could fund via bank debt, high yield and/or convertible market. Considerations of buyback versus new equity offering: Visibility on future M&A. Internal growth expectations. Perspective on equity markets. Share buyback sends message to market that shares are currently undervalued.

Current Capitalization Financing Alternatives The Company currently has a conservative capital structure, and meaningful capacity for additional debt. The Company could access its accordion facility to term out current revolver balance. Based on the Company's existing B1/BB- corporate ratings, the term loan is priced at market levels.

All Markets Performing Well Leveraged Finance Market Convertible Market Equity Market Dow Jones industrial average achieved a new record close, approaching 13,000, as investors continue to reward strong earnings reports. The major indexes all had their third straight winning week, their longest such streak since October. Follow-on market remains strong as companies with solid fundamentals continue to tap the market to raise money. Approximately $1.8 billion of follow-on activity in the healthcare space YTD 2007. Favorable market conditions. Aggressive pricing; strong investor demand. Convertible market is at its most active point in years and issuance YTD is at record levels. Annualized YTD issuance is $117 billion which would make 2007 the most active year ever in the convert market. Overall market volatility, as measured by the VIX index, is up nearly 30% since mid-February 2006 market volume was $69.1 billion from 146 transactions, representing an increase of over 70% from 2005 volume. Leveraged finance markets continue to support the M&A market by providing significant leverage to facilitate transactions. First quarter 2007 was a record quarter for the leveraged loan market, with $183 billion of volume, which was a 55% increase over first quarter 2006. YTD HY issuance of 90 deals for $44.7B; volume is outpacing the comparable 2006 period by 21.9% and the number of deals is up 16.3%. Single B Bank and High Yield Pricing Most active market in 4 years Equity Linked Issuance Levels Major Equity Indices Performance ($ in billions) All markets are currently highly receptive to quality healthcare services names such as Ranger. Financing Alternatives

Financing Alternatives

Alternative Pros and Cons

	High Yield	Convertible Debt	Bank Debt & High Yield Share Repurchase	Equity
Benefits	▪ Maximize bank debt capacity with high yield notes. ▪ Long-term permanent capital; no amortization. ▪ No maintenance covenants. ▪ Fixed rate – no future risk to EPS dilution.	▪ Convertible Notes are lowest coupon alternative (near-term accretion). ▪ No covenants on convertible notes. ▪ Ease of execution. ▪ No ratings necessary. ▪ Potential repurchase from insiders.	▪ Long-term permanent capital through bond. ▪ Indicates to the market that Ranger feels stock is undervalued. ▪ Share price currently held down by a significant number of short-sellers.	▪ Increase float and expand institutional ownership. ▪ Modestly enhances debt capacity. ▪ Insiders can sell through secondary.
Considerations	▪ Higher coupon alternative. ▪ Non-call period.	▪ Potential share dilution (partially mitigated through net share settlement). ▪ Non-call period. ▪ Lack of available stock borrow limits size of offering and may negatively impact terms.	▪ Further reduces float. ▪ Potentially restricts debt capacity for acquisitions. ▪ High yield pre-payment costs partially mitigated by bank debt, which is easily pre-payable.	▪ Potentially most dilutive. ▪ Higher cost of capital. ▪ Company has significant current debt capacity without issuing new shares.
Transaction Size	▪ $170 million +	▪ $125 million	▪ $320 million – $170 million term loan; $150 million HY	▪ $125 million ▪ $75 million primary
Pricing	▪ 7.25% - 7.5%	▪ 3.375% - 3.875%	▪ L + 200; 7.75% area	▪ NA
PF Leverage	▪ 2.4x Sr./2.4x + Total	▪ 0.9x Sr./2.3x Total	▪ 1.8x Bank/4.0x Sr./4.0x Total	▪ 1.5x Sr./1.5x Total
EPS Impact (2007 / 2008)	▪ ($0.01) / ($0.03) ▪ (0.8%) / (1.5%)	▪ $0.05 / $0.10 ▪ 2.8% / 4.6% ▪ Share price of $57.78: (0.0%) / (0.9%)	▪ $0.02 / $0.13 ▪ 1.3% / 6.3%	▪ ($0.04) / ($0.10) ▪ (2.0%) / (4.5%)

WACHOVIA SECURITIES

Notes: (i) Senior debt includes capital lease obligations; (ii) 2007 reflects ½ year impact; (iii) EPS impact of convertible note excludes potential dilutive effects.

Project Ranger ▪ 10

Capital Structure Alternatives ($ in millions) Financing Alternatives

M&A Market and Process Update

M&A Markets Remain Strong M&A activity has continued its strong 2006 performance and carried the previous year's momentum into 2007. With the level of premiums paid and the strong debt investor appetite, current timing is ideal to pursue a potential M&A transaction or a re-financing transaction. M&A market has announced 2,624 transactions valued at nearly $440 billion YTD 2007, with 46 significant deals announced in healthcare, valued at approximately $57.1 billion. Financial Sponsors have remained aggressive bidders in pursuing transactions as they look to place the near $200 billion of funds raised during 2006. Blackstone pre-empted the auction process on Cardinal's PTS segment by offering $3.3 billion for the asset. Welsh Carson completed its go-private of USPI, for approximately $1.4 billion. Strategic buyers continue to make acquisitions that enhance the company's existing product offering or to gain access to higher-growth opportunities. Community Health topped a previous bid by a private equity consortium with its proposal of $54 per share for Triad Hospitals, a deal valued at $6.8 billion. Quest Diagnostics announced its intention to acquire AmeriPath for $2 billion in an attempt to enter a high-growth segment of the lab market. M&A Market and Process Update Strong M&A Market Momentum Has Carried Over Into 2007 * Run-rate for 2007, based on first quarter annualized.

Highlighted Recent Transaction

M&A Market and Process Update

Community Health Systems to Acquire Triad Hospitals

Community Health Systems ("CHS"), a leading operator of general acute care hospitals in non-urban communities, owns, leases or operates 77 hospitals.

Triad Hospitals ("Triad") owns and manages 54 hospitals and 13 ambulatory surgery centers in small cities and selected larger urban markets.

Transaction Highlights:

- On February 5th, CCMP Capital Advisors and GS Capital Partners announced a leveraged buyout of Triad for $50.25 per share.
  - The agreement with CCMP and GS included a break-up fee of $20 million and a 40-day "go-shop" provision.
- On March 19th, CHS announced the acquisition of Triad for $54.00 per share in cash, or approximately $6.8 billion, including $1.7 billion of existing indebtedness.
  - Purchase price multiple of 9.8x 2006 EBITDA and 9.3x 2006 adjusted EBITDA (includes synergies of $40 million); 9.0x 2007P EBITDA and 8.5x 2007P adjusted EBITDA (includes synergies of $40 million).
- CHS's deal protection includes $130 million break-up fee, representing 2% of total transaction value, and a "no-shop" provision.
- Acquisition expected to be dilutive to 2008P EPS and accretive thereafter.

Strategic Rationale:

- Creates nation's largest publicly traded hospital company - 131 hospitals in 28 states and over 18,700 beds
- Recent Triad capital investments expected to produce attractive long-term returns.
- Opportunity to improve Triad operating margins and potential for significant synergies.
- Complementary focus on rural and mid size markets.

Pending

CHS

Is Acquiring

Triad Hospitals, Inc.

$6.8 billion
Buyside Financial Advisor

$10.3 billion Acquisition Financing
Joint Bookrunning Manager
Joint Lead Arranger

Wachovia Securities

Pro Forma Capital Structure

	$ MM	%	Cumulative Multiple of EBITDA [(1)]
Senior Secured Debt [(2)]	$5,700.0	45.5%	4.0x
Total Senior Secured Debt	5,700.0	45.5%	4.0x
Bridge Financing/ Senior Notes	3,365.0	26.9%	6.3x
Total Senior Debt	9,065.0	72.4%	6.3x
Market Capitalization [(3)]	3,461.7	27.6%	
Total Capitalization	$12,526.7	100.0%	

(1) Based on PF Adjusted 2006 EBITDA with synergies of: $1,440.0

(2) Assumes $1.25 billion of available capital.

(3) As of 3/16/2007.

Note: EBITDA excludes one-time CHS 3Q06 bad debt expense and CHS/Triad stock comp expense, includes PF adjustments for full year effect of acquisitions and $40mm of synergies.

Wachovia Securities

Project Ranger ■ 14

Highlighted Recent Transaction M&A Market and Process Update Is Acquiring Pending Symbion owns and operates short stay surgical facilities, which include ambulatory surgery centers and surgical hospitals. As of March 10, 2007, it owned and operated 50 surgical facilities, including 47 ASCs and 3 hospitals, as well as managed 9 additional surgical facilities, including 8 ambulatory surgery centers and 1 hospital. Deal Highlights On April 24, 2007, Symbion, Inc. ("SMBI") announced its agreement to be acquired by an affiliate of Crestview Partners, L.P. for $22.35 per share in cash, and total consideration of approximately $637 million, including the assumption of debt. 17.4% premium to April 23, 2007 close price of $19.03. Implied multiple of 10.6x 2007E EBITDA less MI. Total financing commitment of $525 million, equal to approximately 6.6x 2006 EBITDA of $79.6 million. The go shop period expires on May 25, 2007 with a breakup fee between $5.0 - $12.5 million. Crestview has limited matching rights. Deal is expected to close in 3Q 2007. USPI, headquartered in Dallas, Texas, has ownership interests in or operates 141 surgical facilities, including 138 domestic facilities and three facilities in London, England. Deal Highlights On January 8, 2007, United Surgical Partners International, Inc. ("USPI") announced its agreement to be acquired by Welsh, Carson, Anderson & Stowe ("WCAS") for $31.05 per share in cash, and total consideration of approximately $1.8 billion, including the assumption of debt. 21.2% premium to November 13, 2006 close price of $25.62, one day before initial WCAS offer. Breakup fee of $14.7 million until February 17, 2007, when no shop period begins, and breakup fee increases to $42.5 million. On April 11, 2007, the Company issued $240 million of Senior Subordinated Notes and $240 million of Sr. Subordinated Toggle Notes. Deal closed on April 20, 2007. Has Acquired April 2007

Indications of Interest Summary Interest in the Company is very high, as evidenced by a number of indications of interest at attractive valuation levels (based on publicly available financial estimates). 6 bids received from potential financial buyers. Bidder C has been the only strategic buyer to submit an indication of interest. Bids are clustered in the $34-$38 range with Bidder One ($38-$40) and Bidder A ($36-$38) at the highest levels. Top bidders represent quality, well-known private equity firms with successful histories in healthcare investing. Several potential buyers expressed strong interest in the business, but dropped out due to anticipated valuation levels. Bid Summary* Note: Financial estimates per publicly available equity research. M&A Market and Process Update * Names of potential buyers (other than Vestar Capital Partners) have been replaced with generic references.

Financial Buyers Indications of Interest Summary (Cont'd)* Submitted Indication Still Waiting on Indication Not Interested Strategic Buyers Submitted Indication Still Waiting on Indication Not Interested M&A Market and Process Update * Names of potential buyers (other than Vestar Capital Partners) have been replaced with generic references.

Buyer Profiles

Private Equity Group Profiles*

Buyer Profiles

Bidder One

General Information

Bidder One

Location:	Location of Headquarters
Fund Size:	$5.3 billion[1]
Initial Indication:	$38.00 - $40.00

1. Fund closed March 2007

Sponsor Overview

- Specializes in restructurings, go-private transactions, and growth capital financings.
- The firm targets businesses that have the ability to grow by at least 50 percent over a five year period.
- Seeks to invest in companies with enterprise values between $500 - $2,000 million.
- Interested in market leaders and operators of businesses with multiple locations.

Select Investments

Logo of Selected Investment

- A specialty retailer of pet food, supplies, and services, operating 775+ stores in 49 states and the District of Columbia.
- $1.9B go-private transaction; $765mm equity commitment ($350mm Bidder One).

Logo of Selected Investment

- Operates approximately 400 sporting goods retail stores in 45 states in the U.S.
- $1.4B go-private transaction; $370mm Bidder One equity commitment.

Logo of Selected Investment

- Provides floral-related products and services to retail and consumer florists in the U.S., U.K., Canada, and Ireland.
- $470mm go-private transaction; $210mm Bidder One equity commitment.

Logo of Selected Investment

- Operates a chain of retail drug stores in the United States, primarily providing pharmacy services, over-the-counter medications.
- $300mm PIK preferred equity financing.

Logo of Selected Investment

- An animal healthcare services company operating 30+ laboratories in 50 states and a network of 375+ animal hospitals in 37 states.
- $540mm go-private financed with $156mm of Bidder One equity.

WACHOVIA SECURITIES

* Name of potential buyer, location of headquarters and logos of selected investments have been replaced with generic references.

Project Ranger ■ 19

Principal investment firm specializing in buyouts and investments in distressed companies. Typically invests across all industries, including healthcare. Provides unique investment insight and value-added operating capabilities to portfolio companies. Seeks to invest between $100 - $750 million of equity. Significant experience taking public companies private. General Information Location: Location of Headquarters Fund Size: $15.2 billion Initial Indication: $36.00 - $38.00 Sponsor Overview Select Investments Engages in the design, manufacture, and marketing of musculoskeletal products for surgical and non-surgical therapy in the U.S., Europe and other parts of the world. $11.1B go-private transaction. Provides high quality surgical services to physicians and their patients throughout the U.S. $945mm acquisition. Owner and operator of medium-sized acute care hospitals in high- growth urban and suburban markets. $1.4B acquisition; $440mm Bidder A equity investment. Engages in the franchising and operation of fast food restaurants. Owns and franchises 11,184 restaurants. $1.5B acquisition. Provides range of professional services in drug development, financial partnering and commercialization for the biotechnology and healthcare industries. $1.8B go-private transaction; $416mm total equity investment. Bidder A Private Equity Group Profiles* Buyer Profiles Bidder A Logo of Selected Investment Logo of Selected Investment Logo of Selected Investment Logo of Selected Investment Logo of Selected Investment * Name of potential buyer, location of headquarters and logos of selected investments have been replaced with generic references.

Specializes in management buyouts, corporate divestures, restructurings, go-private transactions, and growth capital financings. Industries of interest include industrial, consumer products, media, and healthcare. General Information Location: New York, NY Fund Size: $3.7 billion Initial Indication: $35.00 - $38.00 Sponsor Overview Select Investments Engages in the design, manufacture, and marketing of medical products and assistive technology devices. $380mm go-private transaction; $125mm VCP equity commitment. Engages in the ownership and operation of hospitals for communities in the U.S. Provides community- based services to adults and children with medical, developmental, behavioral, emotional, and other challenges. A healthcare communications, publishing, and medical education company, providing health information and materials to healthcare professionals, organizations, and patients. Provides physician services to hospitals, ambulatory surgical facilities, and office settings in a variety of medical specialties. Also provides management services to physician practices. Former investment. Vestar Capital Partners Private Equity Group Profiles Buyer Profiles

Specializes in buyouts and growth equity transactions. Industries of interest include healthcare, consumer, retail, media and telecom, industrial, energy, and financial services. General Information Location: Location of Headquarters Fund Size: $3.5 billion1 Initial Indication: $34.00 - $37.00 Sponsor Overview Select Investments Provides managed healthcare plans in the U.S, including Medicare and commercial health plans, Medicare HMOs for seniors, and pharmacy programs. MQ Associates offers independent, fixed- site, and outpatient diagnostic imaging services to referring physicians and patients in the U.S. $365mm recap; $107mm Bidder B equity investment. Engages in the development, ownership, and operation of surgical facilities in the U.S. Owns and manages various ambulatory surgery centers and surgical hospitals. Specialty pharmaceutical company specializing in women's healthcare and dermatology. $3.0B go-private transaction; $1.2B equity investment (25% Bidder B). Engages in the theatrical exhibition business worldwide. Operates over 400 theatres in 11 countries. $2.0B go-private transaction; $785mm equity investment (50.1% Bidder B). 1. Fund in process of closing Bidder B Private Equity Group Profiles* Buyer Profiles Bidder B Logo of Selected Investment Logo of Selected Investment Logo of Selected Investment Logo of Selected Investment Logo of Selected Investment * Name of potential buyer, location of headquarters and logos of selected investments have been replaced with generic references.

Principal investment firm specializing in management-led buyouts, strategic minority equity investments, equity private placements, consolidations and build-ups. Typically invests across all industries, including healthcare. Considerable experience taking public companies private. General Information Location: Location of Headquarters Fund Size: $15.0 billion1 Initial Indication: $34.00 - $36.00 Sponsor Overview Select Investments Provides proprietary software and software- enabled outsourcing solutions for the financial services industry. $1.0B go-private transaction; $380mm Bidder D equity investment. Provides data processing and information management software and services to financial institutions in the U.S. $1.4B go-private transaction; $560mm total equity investment. A global information and media company providing market research and analysis, broadcast ratings, and industry information. $11.0B go-private transaction. Develops and acquires long-term acute care hospitals in the U.S. Operates 20 hospitals in nine states. Operates a network of care hospitals, ancillary facilities, and individual practitioner locations. 1. Fund in process of closing Bidder D Private Equity Group Profiles* Buyer Profiles Bidder D Logo of Selected Investment Logo of Selected Investment Logo of Selected Investment Logo of Selected Investment Logo of Selected Investment * Name of potential buyer, location of headquarters and logos of selected investments have been replaced with generic references.

Private Equity Group Profiles*

Buyer Profiles

Bidder E

General Information

Bidder E

Location:	Location of Headquarters
Fund Size:	$1.0 billion[1]
Initial Indication:	$34.00 - $36.00

1. Fund in process of closing

Sponsor Overview

- Typically invests in middle-market companies operating in sciences, healthcare, business services, industrial technology, capital goods, and software industries.
- Invests in companies with revenues between $50 - $ 1,000 million.

Select Investments

Logo of Selected Investment

- Engages in the ownership, operation, and management of radiation cancer treatment centers in California and Florida.

Logo of Selected Investment

- Operates as a contract research organization.
- Assists biotechnology and pharmaceutical companies in biologics, developing drug compounds, and drug delivery devices.

Logo of Selected Investment

- Produces and sells decorative surfaces, such as high pressure laminates, aircraft laminates, and engineered laminates in the U.S. and internationally.

Logo of Selected Investment

- Manufactures diversified lines of aluminum and vinyl products including windows, doors, walls, and assorted extrusions.
- $240mm go-private transaction; $90mm Bidder E equity investment.

Logo of Selected Investment

- Provides preclinical research tools and services for discovery and development research.
- The Harlan family continues to hold a significant stake in the company.

WACHOVIA SECURITIES

* Name of potential buyer, location of headquarters and logos of selected investments have been replaced with generic references.

Project Ranger ■ 24

Indicative Timelines

If the Company wishes to explore a potential sale of the Company, below are relevant next steps. Select parties to pursue deeper, non-public diligence. Negotiate confidentiality agreements. Develop internal financial projection model. Assemble data room. Management presentations. Key dates in the next few weeks would include: Weeks of April 30th and May 7th. Management finalizes projection model. Data room assembled. Weeks of May 14th and 21st. Management presentations and continue buyer diligence. Distribute final bid instructions. Week of May 28th. Final offers due. Near-Term Deliverables Next Steps Indicative Timelines If the Company wishes to explore a financing alternative, below are indicative timeframes for completion. Secondary offering. 4 weeks. High yield offering. 4 weeks. Convertible note. 3-4 weeks. Senior debt refinancing. 4 weeks. Strategic Alternatives Financing Alternatives